Exhibit 99.1
CMS ENERGY REPORTS FIRST QUARTER NET INCOME OF $69 MILLION,
OR $0.30 PER SHARE, AND AFFIRMS ADJUSTED EARNINGS GUIDANCE
          JACKSON, Mich., April 30, 2009 — CMS Energy announced today reported net income of $69 million, or $0.30 per share, for the first quarter of 2009, compared to reported net income of $102 million, or $0.43 per share, in the same quarter of 2008.
          The difference between the company’s 2008 and 2009 first quarter results was caused in large part by a 2008 gain on the sale of sulfur dioxide allowances not repeated in 2009 and lower winter electric rates at its Michigan utility, Consumers Energy. The lower winter rates are expected to be offset by higher summer electric rates, assuming normal weather. The new rates, which took effect in June 2008, are designed to encourage customers to conserve energy during the summer.
          CMS Energy reaffirmed its guidance for 2009 adjusted earnings of $1.25 per share. While the company expects 2009 reported earnings to be about the same as its adjusted earnings, reported earnings could vary because of several factors such as legacy issues associated with prior asset sales. Because of those uncertainties, the company isn’t providing reported earnings guidance.
          David Joos, the president and chief executive officer of CMS Energy, said the first quarter results were consistent with the company’s full-year earnings guidance and reinforced the strategy of making substantial investments in its Michigan utility operations.
          “Our growth plan calls for Consumers Energy to invest more than $6 billion over the next five years. We expect these investments will create thousands of construction jobs, boost Michigan’s economy, and help us continue to provide reliable, affordable service to our customers,” Joos said.
          Joos said the investments primarily would be in energy efficiency, renewable energy, environmental and customer service enhancements, as well as new power generation.

          CMS Energy (NYSE: CMS) is a Michigan-based company that has an electric and natural gas utility, Consumers Energy, as its primary business and also owns and operates independent power generation businesses.
# # #
CMS Energy provides financial results on both a reported (Generally Accepted Accounting Principles) and adjusted (non-GAAP) basis. Management views adjusted earnings as a key measure of the company’s present operating financial performance, unaffected by discontinued operations, asset sales, impairments, or other items detailed in the attached summary financial statements. Certain contingent obligations arising in connection with previously disposed assets or discontinued operations have the potential to impact, favorably or unfavorably, the company’s reported earnings in 2009.
This news release contains “forward-looking statements” as defined in Rule 3b-6 of the Securities Exchange Act of 1934, as amended, Rule 175 of the Securities Act of 1933, as amended, and relevant legal decisions. The forward-looking statements are subject to risks and uncertainties. They should be read in conjunction with “FORWARD-LOOKING STATEMENTS AND INFORMATION” and “RISK FACTORS” each found in the MANAGEMENT’S DISCUSSION AND ANALYSIS sections of CMS Energy’s Form 10-K and Consumers Energy’s Form 10-K each for the Year Ended December 31, 2008. CMS Energy’s and Consumers Energy’s “FORWARD-LOOKING STATEMENTS AND INFORMATION” and “RISK FACTORS” sections are incorporated herein by reference and discuss important factors that could cause CMS Energy’s and Consumers Energy’s results to differ materially from those anticipated in such statements.
For more information on CMS Energy, please visit our web site at: www.cmsenergy.com
Media Contacts: Jeff Holyfield, 517/788-2394 or Dan Bishop, 517/788-2395
Investment Analyst Contact: CMS Energy Investor Relations, 517/788-2590

CMS Energy Corporation
SUMMARIZED CONSOLIDATED STATEMENTS OF INCOME
(In Millions, Except Per Share Amounts)

	First Quarter
	(Unaudited)
	2009	2008
Operating Revenue	$2,106	$2,184
Loss from Equity Method Investees	(1)	(1)
Operating Expenses	1,900	1,930

Operating Income	$205	$253
Other Income	15	19
Fixed Charges	99	101

Income before Income Taxes	$121	$171
Income Tax Expense	48	63

Net Income	$73	$108
Income Attibutable to Noncontrolling Interests	1	3

Net Income Attributable to CMS Energy	$72	$105
Preferred Stock Dividends	3	3

Net Income Available to Common Stockholders	$69	$102

Income Per Share
Basic	$0.30	$0.45
Diluted	0.30	0.43

CMS Energy Corporation
SUMMARIZED CONSOLIDATED BALANCE SHEETS
(In Millions)

	March 31	December 31
	2009	2008
	(Unaudited)
Assets
Cash and cash equivalents	$826	$213
Restricted cash and cash equivalents	36	35
Other current assets	2,122	2,579

Total current assets	$2,984	$2,827
Net plant and property	9,266	9,190
Investments	11	11
Non-current assets	2,741	2,873

Total assets	$15,002	$14,901

Stockholders’ Investment and Liabilities
Capitalization
Debt and capital and finance leases (*)
Long-term debt and capital leases (excluding FIN 46 debt, finance leases and securitization debt)	$6,449	$6,204
FIN 46 debt and finance leases	250	254

Total debt and capital and finance leases	$6,699	$6,458
Preferred stock and securities	287	287
Noncontrolling interests	52	52
Common stockholders’ equity	2,517	2,476

Total capitalization	$9,555	$9,273
Securitization debt	269	277
Current liabilities	1,125	1,349
Non-current liabilities	4,053	4,002

Total Stockholders’ Investment and Liabilities	$15,002	$14,901

(*)	Current and long-term
CMS Energy Corporation
SUMMARIZED STATEMENTS OF CASH FLOWS
(In Millions)

	First Quarter
	(Unaudited)
	2009	2008

Beginning of Period Cash	$213	$348

Cash provided by operating activities	$606	$475
Cash used in investing activities	(192)	(152)

Cash flow from operating and investing activities	$414	$323
Cash provided by financing activities	199	170

Total Cash Flow	$613	$493

End of Period Cash	$826	$841

CMS Energy Corporation
SUMMARY OF CONSOLIDATED EARNINGS
Reconciliations of GAAP Net Income to Non-GAAP Adjusted Net Income
(In Millions, Except Per Share Amounts)

	First Quarter
	(Unaudited)
	2009		2008

Net Income Available to Common Stockholders	$69		$102

Reconciling Items:
Discontinued Operations Income	(*	)	(*	)

Asset Sales Losses and Other	*		*

Adjusted Net Income — Non-GAAP Basis	$69		$102

Average Number of Common Shares Outstanding
Basic	227		225
Diluted	233		238

Basic Earnings Per Average Common Share

Net Income Per Share as Reported	$0.30		$0.45

Reconciling Items:
Discontinued Operations Income	(*	)	(*	)

Asset Sales Losses and Other	*		*

Adjusted Net Income — Non-GAAP Basis	$0.30		$0.45

Diluted Earnings Per Average Common Share

Net Income Per Share as Reported	$0.30		$0.43

Reconciling Items:
Discontinued Operations Income	(*	)	(*	)

Asset Sales Losses and Other	*		*

Adjusted Net Income — Non-GAAP Basis	$0.30		$0.43

*	Less than $500 thousand or $0.01 per share.

Note:	Management views adjusted (non-Generally Accepted Accounting Principles) earnings as a key measure of the Company’s present operating financial performance, unaffected by discontinued operations, asset sales, impairments, or other items detailed in these summary financial statements.